UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2016

IMPRIVATA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-36516	04-3560178
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10 Maguire Road, Building 1, Suite 125 Lexington, MA		02421
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 674-2700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On July 13, 2016, Imprivata, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Project Brady Holdings, LLC (“Parent”) and Project Brady Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Parent and Merger Sub were formed by an affiliate of private equity investment firm Thoma Bravo, LLC (“Thoma Bravo”).

At the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding as of immediately prior to the Effective Time (other than dissenting shares or shares owned by Parent or Merger Sub) will be cancelled and automatically converted into the right to receive cash in an amount equal to $19.25, without interest thereon (the “Per Share Price”).

Each option to purchase a share of Company Common Stock that is outstanding as of the Effective Time will accelerate in full in connection with the transaction and will be cancelled in exchange for the right to receive the excess, if any, of the Per Share Price over the exercise price of such option, less applicable withholding taxes. Each restricted stock unit that is outstanding as of the Effective Time will accelerate in full in connection with the transaction and will be cancelled in exchange for the right to receive the Per Share Price, less applicable withholding taxes. Restrictions on shares of restricted stock will be caused to lapse immediately prior to the Effective Time, and the shares will be subject to the same terms and conditions of the Merger Agreement that are applicable to all other shares of Company Common Stock.

Parent and Merger Sub have secured committed equity financing to be provided by an investment fund affiliated with Thoma Bravo, the aggregate proceeds of which, together with cash on the Company’s balance sheet, will be sufficient for Parent and Merger Sub to pay the aggregate merger consideration and all related fees and expenses.

Consummation of the Merger is subject to customary closing conditions, including, without limitation, the absence of certain legal impediments, the expiration or termination of the required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval by the Company’s stockholders.

The Merger Agreement contains representations, warranties and covenants of the parties customary for a transaction of this type, including, among other things, a covenant of the Company not to solicit alternative transactions or to provide information or enter into discussions in connection with alternative transactions, subject to certain exceptions to allow the Company’s board of directors to exercise its fiduciary duties.

The Merger Agreement may be terminated under certain circumstances, including in specified circumstances in connection with superior proposals, or if the Merger is not consummated by December 10, 2016. Upon the termination of the Merger Agreement, under specified circumstances, the Company will be required to pay Parent a termination fee of $13.6 million.

The representations, warranties and covenants of the Company contained in the Merger Agreement have been made solely for the benefit of Parent and Merger Sub. In addition, such representations, warranties and covenants (i) have been made only for purposes of the Merger Agreement, (ii) have been qualified by (a) subject to certain terms and conditions, matters specifically disclosed in the Company’s filings with the SEC prior to the date of the Merger Agreement and (b) confidential disclosures made to Parent and Merger Sub in the disclosure letter delivered in connection with the Merger Agreement, (iii) are subject to materiality qualifications contained in the Merger

Agreement which may differ from what may be viewed as material by investors, (iv) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and (v) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company or its business.

Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Annual Reports on Form 10-K, Current Reports on Form 10-Q and other documents that the Company files with the SEC.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Voting Agreement

Concurrently with the execution of the Merger Agreement, Parent entered into voting agreements (the “Voting Agreements”) with each director and executive officer of the Company (and parties related to or affiliated with such directors and executive officers) (collectively, the “Company Common Stockholders”), which collectively hold approximately 27% of the outstanding shares of Company Common Stock. Under the Voting Agreements, the Company Common Stockholders agree, during the term of the Voting Agreements, to vote their shares of Company Common Stock (i) in favor of the adoption of Merger Agreement and the approval of the transactions contemplated thereby and (ii) against any alternative acquisition proposal, and not to, directly or indirectly, sell, transfer, exchange or otherwise dispose of their shares, subject to certain limited exceptions. The form of Voting Agreement is provided as Exhibit A to the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01.	Other Events.

On July 13, 2016, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of July 13, 2016, by and among Imprivata, Inc., Project Brady Merger Sub, Inc. and Project Brady Holdings, LLC.*

99.1	Joint Press Release of Project Brady Holdings, LLC and Imprivata, Inc. issued on July 13, 2016.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements about the Company, including statements that involve risks and uncertainties concerning Parent’s proposed acquisition of the Company. When used in this document, the words “anticipates”, “can”, “will”, “look forward to”, “expected” and similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of the Company, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this document due to a number of risks and uncertainties. Potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed, the potential effects of disruption to the Company’s business from the pending Merger, and the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of the Company. In addition, please refer to the documents that the Company files with the SEC which identify and address other important factors that could cause results to differ materially from those contained in the forward-looking statements set forth in this document. You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document. Except as required by applicable law, the Company does not undertake any duty to update any of the information in this document.

Additional Information about the Proposed Transaction and Where to Find It

This communication is being made in respect of the proposed merger transaction involving Parent and the Company. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote or approval. The proposed merger will be submitted to Company stockholders for their consideration. In connection therewith, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain copies of the proxy statement, any amendments or supplements thereto, and other documents containing important information about the Company, once such documents are filed with the SEC, free of charge at the SEC’s website at http://www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company on the Company’s investor relations website at http://investor.imprivata.com/ or by contacting Company investor relations at jbray@imprivata.com.

Certain Information Regarding Participants

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies of Company stockholders in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in the Company’s definitive proxy statement for its 2016 annual meeting of stockholders filed with the SEC on April 15, 2016 and in subsequent documents to be filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the Company’s participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement relating to the proposed transaction and other relevant materials to be filed by the Company with the SEC when they become available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPRIVATA, INC.

By:	/s/ Jeff Kalowski
Name:	Jeff Kalowski
Title:	Chief Financial Officer, Principal Financial Officer and Duly Authorized Signatory

Dated: July 13, 2016

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of July 13, 2016, by and among Imprivata, Inc., Project Brady Merger Sub, Inc. and Project Brady Holdings, LLC.*

99.1	Joint Press Release of Project Brady Holdings, LLC and Imprivata, Inc. issued on July 13, 2016.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.